Exhibit 11.2

Restricted Persons Securities Dealing Code

This Restricted Persons Securities Dealing Code only applies to:

•	Persons Discharging Managerial Responsibilities (PDMRs) of RELX PLC (defined as the Directors of RELX PLC, the Chief Legal Officer and Company Secretary, and the Chief Human Resources Officer);
•	the following senior management and employees:
•	Chief Executive Officer Risk
•	Chief Financial Officer Risk
•	Chief Executive Officer Scientific, Medical & Technical
•	Chief Financial Officer Scientific, Medical & Technical
•	Chief Executive Officer Legal
•	Chief Financial Officer Legal
•	Chief Executive Officer Exhibitions
•	Chief Financial Officer Exhibitions
•	Chief Strategy Officer
•	Director of Corporate Affairs
•	Head of Corporate Communications
•	Head of Investor Relations
•	Investor Relations Director
•	Investor Relations Associate
•	Head of Tax and Treasury
•	Group Treasurer
•	Head of Internal Audit and Assurance
•	Director of Corporate Finance
•	Group Financial Controller
•	Head of Reporting
•	Consolidation Manager, Group Finance
•	Group Financial Reporting Manager
•	Financial Planning & Analysis Manager
•	Financial Planning & Analysis Senior Analysts; and
•	other senior management and employees designated as Restricted Persons from time to time,

together the “Restricted Persons”.

Restricted Persons are also required to comply with the RELX Securities Dealing Code which, among other things:

•	prohibits you from dealing at any time in RELX PLC securities when you have inside information in relation to the Group, and

•

prohibits you from dealing in RELX PLC securities without obtaining advance clearance from the Chief Legal Officer and Company Secretary since you are considered to be a Restricted Person on an ongoing basis under that Code.

Securities covers any publicly traded RELX securities including, for example, shares, bonds, notes and American Depositary Receipts (ADRs) and any financial instruments linked to them, such as derivatives.

Failure to comply with this Code may result in internal disciplinary procedures. Depending on the circumstances it may also mean that you and any other person involved in a prohibited dealing has committed civil and/or criminal offences. This Code also imposes obligations on PDMRs in respect of “persons closely associated” with them.

If you have any questions on this, please speak to the Chief Legal Officer and Company Secretary.

THE FOLLOWING SECTION 1 APPLIES TO ALL RESTRICTED PERSONS

1.	You cannot deal on your own account, or for the account of a third party, directly or indirectly, in any RELX PLC securities during a closed period before the announcement of trading updates, interim results, and full-year results (each a Closed Period). The Chief Legal Officer and Company Secretary will give you advance notice of the dates of the Closed Periods which will as a minimum be as follows:
(i)	the period from the end of the relevant financial year up to the time of the announcement of the full-year results[1];
(ii)	the period of 30 days immediately preceding the announcement of the interim results; and
(iii)	the period of 14 days immediately preceding the release of a trading update.

The concept of dealing is very wide. For example, as well as including buying or selling RELX PLC securities, it also includes exercising options under any of our share schemes, using RELX PLC shares as security for a loan and entering into any derivative contract which relates to RELX PLC securities. Note that dealing also includes cancelling or amending an order concerning RELX PLC securities or debt instruments. Restricted Persons must always obtain clearance in accordance with the RELX Securities Dealing Code.

THE FOLLOWING SECTIONS 2 AND 3 APPLY ONLY TO PDMRS

2.	Transactions in RELX PLC securities undertaken by PDMRs and persons closely associated with PDMRs (PCAs) are subject to public disclosure. Please inform the Chief Legal Officer and Company Secretary in advance about any proposed transactions in RELX PLC securities by you or your PCAs. In any event, every transaction in RELX PLC securities conducted on your own account, or on the account of any of your PCAs, must be notified by you to:

1Unless such period is less than 30 days, in which case the Closed Period shall be no less than a period of 30 days immediately preceding the announcement.

•	the Chief Legal Officer and Company Secretary no later than one business day after the relevant transaction; and
•

to the UK FCA, and the Dutch AFM, no later than three business days after the relevant transaction. The Chief Legal Officer and Company Secretary will assist PDMRs and their PCAs with these notifications.

Your “PCAs” are: (i) your spouse or equivalent under national law; (ii) dependent children under applicable national law; (iii) a relative who has shared the same household as you for at least one year on the date of dealing; and (iv) a legal person, trust or partnership, the managerial responsibilities of which are discharged by you or by one of the persons in (i) to (ii) above, which is either: (a) directly or indirectly controlled by such a person in (i) to (ii) above; (b) set up for the benefit of such a person; or (c) the economic interests of which are substantially equivalent to those of such a person.

3.	You must inform:
•

your PCAs in writing of their obligations under paragraph 2 and keep a copy of that notification (the Chief Legal Officer and Company Secretary will provide you with a letter that you can use to do this); and

•	the Chief Legal Officer and Company Secretary of the identity of your PCAs (including any changes to them).